EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 18, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.051051 per unit, payable on March 14, 2014, to unitholders of record on February 28, 2014. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month Distribution	1,463,000	47,000	$4.18
Prior Month Distribution	1,510,000	50,000	$3.95

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $600,000, production expense of $2,000,000 and overhead of $1,034,000 in determining the royalty payment to the Trust for the current month.

Arbitration Proceedings – XTO Energy

Regarding the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation, XTO Energy notified the trustee with the September 2012 distribution that it charged the trust $28.5 million of the settlement, of which $23.4 million affected the net proceeds from Oklahoma and $5.1 million affected the net proceeds from Kansas. Based on recent revenue and expense levels, XTO Energy has advised the trustee that it expects the settlement deductions, if deemed allowed by the arbitrators, to cause costs to exceed revenues for approximately 12 months on properties underlying the Oklahoma net profits interests and approximately 7 years on properties underlying the Kansas net profits interests; however, changes in oil or natural gas prices or expenses could cause the time period to increase or decrease, correspondingly.

As mentioned in the third quarter Form 10-Q filed on November 12, 2013, the trustee disagrees with XTO Energy that all or any portion of the settlement should be deducted from Trust revenues, and the dispute is being arbitrated. The arbitration hearing was held as scheduled on November 12 through November 14, 2013 in Fort Worth, Texas before a three member panel of arbitrators (the “Tribunal”). The Tribunal will issue a decision sometime after the hearing at its own discretion. Based on the trustee’s request, the Tribunal ordered that pending the issuance of a final award or further order of the Tribunal, XTO Energy should not treat any costs or expenses associated with the Fankhouser settlement as chargeable against the trust’s net profit interest under the conveyances. The Tribunal denied the trustee’s request for an interim order directing XTO Energy to pay the trust the amounts offset against the trust’s September and October 2012 distributions on the basis of the Fankhouser litigation. Based on this decision, deductions associated with the Fankhouser settlement were suspended starting in November 2012.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). In the arbitration, Sandra Goebel (the “Claimant”), a unitholder in the trust, alleged that XTO Energy breached the conveyances by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”) and thereby misappropriated funds from the trust. The Claimant alleged that these contracts did not currently reflect ‘market rate’ terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The Claimant further alleged that Bank of America breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The Claimant sought damages of an estimated $59.6 million for alleged royalty underpayments, plus exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and prejudgment and postjudgment interest. The Claimant purported to sue on behalf of and for the benefit of the Trust. The Trustee filed a response to the arbitration demand denying any liability arising out of the Claimant’s allegations and objecting to the arbitrability of her claims against the Trustee. XTO Energy and Timberland also denied liability and also sought to dismiss the arbitration. On January 10, 2014, the AAA informed all parties that the arbitrators had unanimously decided that the claims were not arbitrable and dismissed them in their entirety without prejudice to their consideration by a court having jurisdiction over them.

Goebel has now refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. in the 162nd Judicial District Court for Dallas County, Texas. The allegations are the same as those contained in the previous arbitration demand. XTO Energy has informed the Trustee that it believes it has strong defenses to this lawsuit and will vigorously defend its position. The Trustee also believes it has strong defenses to the lawsuit and will vigorously defend its position. The terms of the Trust indenture provide that Bank of America and/or the Trustee shall be indemnified by the Trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final nonappealable judgment of a court of competent jurisdiction.

Litigation Proceedings – Harold Lamb

On September 12, 2012, a lawsuit was filed against Bank of America as Trustee and XTO Energy styled Harold Lamb v. Bank of America and XTO Energy Inc., in the U.S. District Court for the Western District of Oklahoma. That lawsuit has since been dismissed. In that lawsuit, Harold Lamb (the “Plaintiff”), a unitholder in the Trust, alleged that XTO Energy failed to properly pay and account to the Trust under the terms of the net overriding royalty conveyances on certain Kansas, Oklahoma, and Wyoming properties and that Bank of America, as Trustee, failed to properly oversee such payment and accounting by XTO Energy. Additionally, the Plaintiff alleged that Bank of America and XTO Energy breached a fiduciary duty to the Trust based on the allegations found in the Fankhouser class action discussed above. The Plaintiff sought unspecified amounts for actual/compensatory damages, punitive damages, disgorgement and injunctive relief. Subsequently, the Plaintiff dismissed Bank of America from the lawsuit. The Oklahoma federal court then granted XTO Energy’s motion to transfer venue and transferred the case to the U.S. District Court for the Northern District of Texas. The Texas federal court then dismissed the case, citing the Plaintiff’s failure to make a sufficient pre-suit demand on the Trustee.

Subsequent to the dismissal, attorneys for the Lamb Plaintiff sent a letter to the Trustee demanding that the Trustee initiate proceedings against XTO Energy. The Trustee declined to do so, and on December 31, 2013, the Plaintiff filed a new lawsuit against Bank of America as Trustee (albeit as nominal defendant) and XTO Energy styled Harold Lamb v. XTO Energy Inc. and Bank of America in the U.S. District Court for the Northern District of Texas. XTO Energy and Bank of America have appeared in the lawsuit and are currently seeking dismissal of all claims. The Trustee will vigorously defend any claims that may be asserted against the Trustee.

Reserves

As previously disclosed, the Trustee reserved a total of $900,000 from Trust distributions to help fund potential legal and other expenses relating to the XTO Energy arbitration. As of September 2013, the reserve had been fully depleted in connection with such expenses. Any additional expenses relating to this arbitration will be deducted as administrative expense when incurred, however a future reserve may be established to accommodate payment of these expenses as needed. Additionally, the Trustee anticipates that the Trust will incur additional legal and other expenses in connection with the Goebel lawsuit. As a result, the Trustee reserved an additional $1.6 million from Trust distributions, beginning with the September 2013 distribution. The Trustee also anticipates that the Trust will incur additional legal and other expenses in connection with the Lamb lawsuit. As a result, the Trustee intends to reserve an additional $1.6 million from Trust distributions, which it currently anticipates taking over a period of four months, beginning with the January 2014 distribution. The current month’s distribution reflects a deduction of $400,000 in connection with such reserve. As the above lawsuits progress, the Trustee may need to revise these reserves.

Trustee Resignation

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the Trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Tax Information

The tax calculator and cost depletion calculator on the Trust’s website have both been updated to reflect 2013 information. The 2013 tax booklet is also available on the website.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012.

* * *

Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083